CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                        EAST COAST VENTURE CAPITAL, INC.


It is hereby certified that:

         1.       The  name  of  the   corporation   (hereinafter   called   the
"corporation") is East Coast Venture Capital, Inc.

         2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

         "FOURTH:

         (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 11,000,000, 10,000,000 of which are common shares, par value $.01 per share, each entitled to one vote per share, and 1,000,000 of which are preferred shares, par value $.01 per share.

         Subject to the prior approval of the SBA, the shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

         No holder of any of the shares of the stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for any unissued stock of any class, or any additional shares of any class to be issued by reason of any issuances of capital stock of the Corporation or any increase of the authorized capital stock of any class of the Corporation, or bonds, certificates of indebtedness, debentures, or other securities convertible into stock of any class of the Corporation, or carrying any right to purchase stock of any class of the Corporation, but any such unissued stock or any such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to


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such persons, firms, corporations, or associations,  and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its discretion."

         (b) GRANT OF LIQUIDATING INTEREST TO THE UNITED STATES SMALL BUSINESS ADMINISTRATION AND CREATION OF RESTRICTED CONTRIBUTED CAPITAL SURPLUS ACCOUNT.

         (i) DEFINITIONS: For the purposes of this Article 4(b) the following terms shall have the meaning hereinafter set forth:

                  "LIQUIDATING INTEREST" shall mean a preferential limited ownership interest in a capital surplus account created by the predecessor of the Corporation and known as the "Restricted Contributed Capital Surplus Account". The Liquidating Interest has been granted to the United States Small Business Administration in conjunction with a redemption at a discount of the predecessor's Series A Preferred Stock, with a 3% dividend rate, formerly held by the United States Small
                  Business Administration, as contemplated and authorized by Public Law 101-162, dated November 21, 1989.

                  "RESTRICTED CONTRIBUTED CAPITAL SURPLUS" shall mean the capital account which will be used solely for the purpose of recording on the accounts of the Corporation, a credit representing the difference between the purchase price paid for the redemption of the Series A Preferred Stock, and the aggregate par value of the Series A Preferred Stock.

                  THE "SHARES" shall mean the aggregate number of shares of Series A Preferred Stock repurchased.

                  "PURCHASE PRICE" shall mean the aggregate value of the consideration paid to the United States Small Business Administration by the predecessor to the Corporation for the Shares, including the right to any unpaid dividends accrued thereon.

                  "DISCOUNT" shall mean the amount by which the aggregate par value of the repurchased Series A Preferred Stock exceeded the Purchase Price.

         (ii)     LIQUIDATING INTEREST

                  Pursuant to a preferred stock repurchase agreement dated August 15, 1994 between the United States Small Business Administration and the predecessor to the Corporation (the "Agreement"), the Corporation shall carry on its balance sheet a capital account designated Restricted Contributed Capital Surplus and the Corporation shall grant to the United States Small Business Administration a Liquidating Interest in the Restricted Contributed Capital Surplus Account.

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                  The initial value of the  Liquidating  Interest shall be equal to $650,000.00 and shall decline on a straight-line basis at the end of each month by an amount equal to 1/60th (1.6667%) of its original amount beginning one month after the date of the Agreement. Upon the occurrence of any Event of Default (as defined in the Agreement) the value of the Liquidating Interest shall become fixed at the level immediately preceding the Event of Default and shall not decline further until such time as the default is cured or waived.

                  The Liquidating Interest shall expire on the later of (i) the date sixty (60) months from the date of the Agreement, or (ii) if an Event of Default has occurred and such default has been cured or waived, such later date on which the Liquidating Interest is fully amortized.

                  If, prior to the expiration of the Liquidating Interest as set forth above, the Corporation's Board of Directors or its shareholders authorize the liquidation of the Corporation, or a judicial order is issued directing the voluntary or involuntary liquidation of the Corporation, or the United States Small Business Administration initiates receivership or liquidation proceedings, pursuant to the Act, and the regulations adopted thereunder, any assets which are available, after the payment or the provision for the payment of all debts of the Corporation, shall be distributed first to the United States Small Business Administration until the fair market value of such assets is equal to the amount of the Liquidating Interest or all remaining assets have been distributed to the United States Small Business Administration.

         (c) The provisions of 13CFR ss.107.1810(i) are hereby incorporated by reference into this Certificate of Incorporation as if fully set forth herein. This Corporation hereby consents to the exercise by the United States Small Business Administration of all rights of the United States Small Business Administration under 13CFR ss.107.1810(i) and agrees to take all actions which the United States Small Business Administration may require in accordance with such provisions."

         3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on December 30, 1999


                                        /s/ ZINDEL ZELMANOVITCH
                                        ----------------------------------
                                            Zindel Zelmanovitch, President